The Children's Place

LIMITED POWER OF ATTORNEY

 BE IT KNOWN, that Stanley Silverstein has made and appointed, and by these presents does make and appoint, Steven Balasiano, Seth Udasin and Ryan Schreiber, each of them acting individually, in their capacity as compliance officers for The Children's Place Retail Stores, Inc., true and lawful attorney for him/her and in his/her name, place and stead, for the following specific and limited purposes only:

 To sign any and all documents required by the Securities and Exchange Commission to ensure compliance with the rules and regulations thereof by me and by The Children's Place Retail Stores, Inc. in connection with any transactions I may complete involving the stock of The Children's Place Retail Stores, Inc.

giving and granting said attorney full power and authority to do and perform all and every act and thing whatsoever necessary to be done in and about the specific and limited premises set out herein as fully, to all intents and purposes, as might or could be done if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorney shall lawfully do or cause to be done by virtue hereof.

 IN WITNESS WHEREOF, I have hereunto set my hand and seal this 29th day of August, 2002.

Signed, sealed and delivered:

___/s/ Stanley Silverstein__________________________

State of New Jersey_____)

                         ) ss.

County of Hudson  )

 The foregoing instrument was acknowledged by me this 29th day of August, 2002 by Stanley Silverstein who is personally known by me or who has produced ___________________________ as identification and who did not take an oath.

   _/s/  Linda Difilippo_________________ (SEAL)

   Notary Public

   State of

   My Commission Expires: